Exhibit 99.1

ITT Tops First-Quarter Adjusted Earnings Forecast on Strong Performance in Commercial Segments; Provides Update on Separation into Three Independent Companies

  First-quarter revenue of $2.76 billion was up 7 percent from the same period in 2010.
  Earnings from continuing operations were $126 million, or $0.67 per share.
  Adjusted earnings from continuing operations rose to $0.98 per share, up 18 percent from the year-ago period.
  Double-digit order growth in all segments.
  Company raises full-year adjusted EPS guidance midpoint to $4.76 per share.
  Spinoff transactions are on track to close by the end of the year.

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--April 29, 2011--ITT Corporation (NYSE: ITT) today reported 2011 first-quarter revenue of $2.76 billion. Income from continuing operations was $126 million, down 13 percent from the prior-year period, due to costs related to the company’s planned spinoffs of its defense and water businesses. Excluding the impact of these costs, income from continuing operations for the quarter was $182 million, or $0.98 per share, representing 18 percent year-over-year growth.

“We are off to a very strong start in the first quarter of 2011, with double-digit revenue and earnings growth in both Fluid Technology and Motion and Flow Control, which is more than offsetting the headwinds we are facing in the U.S. defense market and higher commodity costs,” said Steve Loranger, ITT’s chairman, president and chief executive officer. “Our businesses delivered excellent operating performance, and productivity drove strong operating margin expansion. When coupled with double-digit order demand, this gives us confidence to raise full-year adjusted earnings guidance.”

First-Quarter Segment Results

Defense and Information Solutions

  First-quarter 2011 revenue was $1.3 billion, down 4 percent from the first quarter of 2010, due largely to the combined impact of changing U.S. Department of Defense market dynamics and decreased revenue from jammers and radios that was partially offset by revenue from recent long-term services contract wins. Orders were 26 percent better than the comparable period in 2010, driven by increased service activity and new key program wins.
  First-quarter operating income was $137 million, down 3 percent from the same period in 2010, as a result of the decline in revenue, which was partially offset by savings resulting from planned realignment activities begun in 2010 and productivity improvements.

Fluid Technology

  First-quarter 2011 Fluid Technology revenue of $992 million was up 24 percent on a year-over-year basis, driven by acquisitions as well as strong organic growth in the Water and Wastewater and Residential and Commercial Water businesses.
  Organic revenue (defined as total revenue excluding foreign exchange and acquisition impacts) was up 8 percent, driven by strength in the public utilities treatment and transport, dewatering, light industrial and commercial building services markets around the world. Organic orders for the segment were up 12 percent, largely driven by growth in the Industrial Process business within the oil and gas and mining markets, combined with strong orders across the Water and Wastewater and Residential and Commercial Water businesses.
  First-quarter operating income was $124 million, up 36 percent from the comparable prior-year period, driven by volume and productivity gains, which more than offset unfavorable foreign exchange and higher pension costs.

Motion and Flow Control

  First-quarter 2011 revenue for the Motion and Flow Control segment grew 11 percent on a comparable prior-year basis to $430 million, driven by increased demand across all of the businesses in this segment.
  Organic orders were up 20 percent, driven primarily by significant growth in the aerospace market at Control Technologies, as well as strong performance in the automotive and rail markets for Motion Technologies. The Interconnect Solutions business also experienced strong demand in the oil and gas and handheld device connector markets; Flow Control drove share gains in the marine aftermarket.
  Operating income of $65 million was up 18 percent from the same period in 2010, driven by increased volumes.

ITT Transformation

Efforts to separate ITT into three independent publicly traded companies have progressed nicely in 2011.

“While we continue to make excellent progress on our transformation plans, we remain focused on operating the company in alignment with our business goals, vision and values,” said Loranger. “I’m very proud of our people and the progress they have made so far. I am confident we will continue to deliver excellent operating results, while executing the separation transaction before the end of the year to unlock significant value for shareowners.”

Pre-tax transformation charges during the first quarter included $30 million in advisory and other costs, as well as a $55 million non-cash impairment charge related to the discontinuation of information technology consolidation initiatives that are no longer planned. After-tax estimates for one-time separation-related cash costs expected to be incurred prior to the company’s planned separation date are approximately $500 million.

Guidance

ITT has tightened its 2011 full-year adjusted earnings per share guidance range to a new range of $4.70 to $4.82, up from the previously announced range of $4.62 to $4.82, increasing the midpoint to $4.76 per share. Strong operating performance and revenue growth in the commercial businesses are expected to more than offset lowered expectations in the Defense segment.

The company is revising its total revenue outlook for the full year 2011 from $11.4 billion to $11.3 billion, due to uncertainty in the U.S. defense market, which is expected to be somewhat offset by revenue increases across the commercial businesses.

Full-year revenue for Defense and Information Solutions is expected to decline to a range of $5.4 billion to $5.6 billion due to persistently difficult budget conditions caused by the U.S. Congress’ Continuing Resolution and changing order patterns. Operating margin for the segment remains unchanged at approximately 12.4 percent. Fluid Technology revenue is expected to grow 15 percent, with organic revenue forecasted to grow 5.5 percent. Fluid Technology operating margin is now expected to increase by 40 basis points to 14.4 percent. Motion and Flow Control revenue is expected to grow 10 percent, and organic revenue growth for the business is projected at approximately 6.5 percent. Operating margin for Motion and Flow Control is now expected to increase by 80 basis points to 15.8 percent.

Second-quarter adjusted earnings for the company are expected to be in the range of $1.10 to $1.14 per share on revenues of $2.8 billion. This forecast reflects the lingering impacts of the current Defense environment, combined with improved expectations for the Fluid Technology and Motion and Flow Control segments.

Investor Call Today

ITT's senior management will host a conference call for investors today at 9:00 a.m. Eastern Daylight Time to review first-quarter performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's Web site: www.itt.com/investors.

About ITT Corporation

ITT Corporation is a high-technology engineering and manufacturing company operating on all seven continents in three vital markets: water and fluids management, global defense and security, and motion and flow control. With a heritage of innovation, ITT partners with its customers to deliver extraordinary solutions that create more livable environments, provide protection and safety and connect our world. Headquartered in White Plains, N.Y., the company reported 2010 revenue of $11 billion. www.itt.com

Safe Harbor Statement

Certain material presented herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the separation of the Company into three independent publicly-traded companies, the terms and the effect of the separation, the nature and impact of such a separation, capitalization of the companies, future strategic plans and other statements that describe the Company's business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target" and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include, but are not limited to: economic, political and social conditions in the countries in which we conduct our businesses; changes in U.S. or international government defense budgets; decline in consumer spending; sales and revenue mix and pricing levels; availability of adequate labor, commodities, supplies and raw materials; interest and foreign currency exchange rate fluctuations and changes in local government regulations; competition, industry capacity and production rates; ability of third parties, including our commercial partners, counterparties, financial institutions and insurers, to comply with their commitments to us; our ability to borrow or to refinance our existing indebtedness and availability of liquidity sufficient to meet our needs; changes in the value of goodwill or intangible assets; our ability to achieve stated synergies or cost savings from acquisitions or divestitures; the number of personal injury claims filed against the company or the degree of liability; uncertainties with respect to our estimation of asbestos liability exposures, third party recoveries, and net cash flow; our ability to effect restructuring and cost reduction programs and realize savings from such actions; government regulations and compliance therewith, including compliance with and costs associated with new Dodd-Frank legislation; changes in technology; intellectual property matters; governmental investigations; potential future employee benefit plan contributions and other employment and pension matters; contingencies related to actual or alleged environmental contamination, claims and concerns; changes in generally accepted accounting principles; other factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our other filings with the Securities and Exchange Commission. In addition, there are risks and uncertainties relating to the planned tax-free spinoffs of our Water and Defense businesses, including the timing and certainty of the completion of those transactions and the ability of each business to operate as an independent entity. The guidance for full-year 2011 is based on the company's current structure and does not give effect to the separation of our Water and Defense businesses into newly independent public companies.

The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED INCOME STATEMENTS
(In millions, except per share)
(Unaudited)
	Three Months Ended
	March 31,
	2011	2010

Revenue	$ 2,760	$2,578

Costs of revenue	1,975	1,860
Selling, general and administrative expenses	430	378
Research and development expenses	61	63
Transformation Costs	85	-
Asbestos-related costs, net	16	15
Restructuring and asset impairment charges, net	5	17
Total costs and expenses	2,572	2,333

Operating income	188	245
Interest and non-operating expenses, net	17	26
Income from continuing operations before income tax expense	171	219
Income tax expense	45	75
Income from continuing operations	126	144
Income (loss) from discontinued operations, net of tax	(2)	2
Net income	$ 124	$ 146

Earnings (Loss) Per Share
Basic:
Continuing operations	$ 0.68	$ 0.78
Discontinued operations	(0.01)	0.02
Net Income	$ 0.67	$ 0.80
Diluted:
Continuing operations	$ 0.67	$ 0.78
Discontinued operations	(0.01)	0.01
Net Income	$ 0.66	$ 0.79

Average common shares — basic	185.0	183.3
Average common shares — diluted	186.5	184.9

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31,	December 31,
	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$ 1,074	$ 1,032
Receivables, net	2,075	1,944
Inventories, net	950	856
Other current assets	611	562
Total current assets	4,710	4,394

Plant, property and equipment, net	1,207	1,205
Goodwill	4,318	4,277
Other intangible assets, net	756	766
Asbestos-related assets	931	930
Other non-current assets	804	866
Total assets	$ 12,726	$ 12,438

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$ 981	$ 1,020
Accrued liabilities	1,703	1,714
Short-term debt and current maturities of long-term debt	85	11
Total current liabilities	2,769	2,745

Postretirement benefits	1,715	1,733
Long-term debt	1,354	1,354
Asbestos-related liabilities	1,572	1,559
Other non-current liabilities	548	542
Total liabilities	7,958	7,933

Shareholders' equity	4,768	4,505
Total liabilities and shareholders' equity	$ 12,726	$ 12,438

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Three Months Ended
	March 31,
	2011	2010
Operating Activities Net income	$ 124	$ 146
Less: Income from discontinued operations	(2)	2
Income from continuing operations	126	144

Adjustments to income from continuing operations:
Depreciation and amortization	84	68
Stock-based compensation	7	8
Transformation costs	55	-
Change in receivables	(102)	(72)
Change in inventories	(76)	3
Change in accounts payable	(13)	(10)
Other, net	(61)	(74)
Net Cash -- Operating Activities	20	67

Investing Activities Capital expenditures	(47)	(52)
Acquisitions, net of cash acquired	-	(391)
Other, net	15	2
Net Cash -- Investing Activities	(32)	(441)

Financing Activities Short-term debt, net	74	151
Proceeds from issuance of common stock	33	10
Dividends paid	(92)	(85)
Other, net	(7)	-
Net Cash -- Financing Activities	8	76

Exchange rate effects on cash and cash equivalents	46	(48)

Cash from (used for) discontinued operations:
Operating Activities	-	10

Net change in cash and cash equivalents	42	(336)
Cash and cash equivalents -- beginning of year	1,032	1,216
Cash and Cash Equivalents -- end of period	$ 1,074	$ 880

Key Performance Indicators and Non-GAAP Measures

Management reviews key performance metrics including sales and revenues, segment operating income and margins, earnings per share, orders growth, and backlog, among others, in connection with its management of our business. In addition, we consider the following non-GAAP measures to be key performance indicators for purposes of this REG-G reconciliation:

Organic Sales and Revenues defined as reported GAAP sales and revenues excluding the impact of foreign currency fluctuations and contributions from acquisitions and divestitures (for the first 12 months). Divestitures include sales of insignificant portions of our business that did not meet the criteria for classification as a discontinued operation. The Company believes that Organic Sales and Revenues provide a useful measure of the operation's underlying revenue performance after adjusting for foreign exchange, acquisitions and divestitures that may impact comparability. The Company utilizes Organic Sales and Revenues to measure, evaluate and manage the Company's revenue performance. The Company's definition of Organic Sales and Revenue may not be comparable to similar measures utilized by other companies.

Organic Orders are Non-GAAP performance measures that may provide useful information related to the Company's future revenue performance. Organic Orders exclude the impact of foreign currency fluctuations and contributions from acquisitions and divestitures (for the first 12 months). The Company's definition of Organic Orders may not be comparable to similar measures utilized by other companies.

Adjusted Income from Continuing Operations and Adjusted EPS are defined as reported GAAP Income from Continuing Operations and reported GAAP Diluted Earnings Per Share, adjusted to exclude Special items. Special items that may include, but are not limited to, unusual and infrequent non-operating items, spin transaction costs and non-operating tax settlements or adjustments related to prior periods. These items are not a substitute for GAAP measures. Special items represent significant charges or credits that impact current results, but may not be related to the Company’s ongoing operations and performance. The Company uses Adjusted Income from Continuing Operations and Adjusted EPS to measure, evaluate and manage the Company. The Company believes that results excluding Special Items provide a useful analysis of ongoing operating trends. The Company's definitions of Adjusted Income from Continuing Operations and Adjusted EPS may not be comparable to similar measures utilized by other companies.

Free Cash Flow is defined as GAAP Net Cash - Operating Activities less Capital Expenditures and other Special Items. Free Cash Flow should not be considered a substitute for income or cash flow data prepared in accordance with GAAP. The Company's definition of Free Cash Flow may not be comparable to similar measures utilized by other companies. Management believes that Free Cash Flow is an important measure of performance and it is utilized as one measure of the Company's ability to generate cash. Note that due to other financial obligations and commitments, the entire Free Cash Flow amount may not be available for discretionary purposes.

Management believes that the above metrics are useful to investors evaluating our operating performance for the periods presented, and provide a tool for evaluating our ongoing operations and our management of assets held from period to period. These metrics, however, are not a measure of financial performance under GAAP and should not be considered a substitute for sales and revenue growth (decline), or cash flows from operating, investing and financing activities as determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

ITT Corporation Non-GAAP Reconciliation
Reported vs. Organic Revenue / Order Growth
First Quarter 2011& 2010

($ Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

		(A)	(B)		(C)	(D)	(E) = B+C+D	(F) = E / A
	Revenue	Revenue		% Change	Acquisition / Divestitures	FX Contribution	Change	% Change
	3M 2011	3M 2010	2011 vs. 2010	2011 vs. 2010	3M 2011	3M 2011	Adj. 11 vs. 10	Adj. 11 vs. 10

ITT Corporation - Consolidated	2,760	2,578	182	7%	(115)	(15)	52	2%

Defense & Information Solutions	1,341	1,393	(52)	-4%	(3)	(1)	(56)	-4%
Electronic Systems	392	508	(116)	-23%	0	(1)	(117)	-23%
Geospatial Systems	295	297	(2)	-1%	(2)	0	(4)	-1%
Information Systems	660	594	66	11%	(1)	0	65	11%

Fluid Technology	992	799	193	24%	(112)	(14)	67	8%
Industrial Process	168	172	(4)	-2%	(1)	(1)	(6)	-4%
Residential and Commercial Water Group	294	267	27	10%	0	(1)	26	10%
Water & WasteWater	551	377	174	46%	(111)	(12)	51	14%

Motion & Flow Control	430	388	42	11%	0	(1)	41	11%
Motion Technologies	184	169	15	9%	0	1	16	9%
Interconnect Solutions	108	98	10	10%	0	(1)	9	9%
Control Technologies	78	66	12	19%	0	0	12	19%
Flow Control	61	56	5	9%	0	(1)	4	8%

	Orders	Orders	Change	% Change	Acquisition Contribution	FX Contribution	Change	% Change
	3M 2011	3M 2010	2011 vs. 2010	2011 vs. 2010	3M 2011	3M 2011	Adj. 11 vs. 10	Adj. 11 vs. 10

Defense & Information Solutions	1,474	1,168	306	26%	(2)	0	304	26%

Fluid Technology	1,132	889	243	27%	(120)	(14)	109	12%

Motion & Flow Control	450	375	75	20%	0	(1)	74	20%

Total Segment Orders	3,053	2,430	623	26%	(122)	(15)	486	20%

Note: Excludes intercompany eliminations.

ITT Corporation
Segment Operating Income & OI Margin
First Quarter of 2011 & 2010

($ Millions)

	Q1 2011	Q1 2010%
	As Reported	As Reported	Change 11 vs. 10

Revenue:
Defense & Information Solutions	1,341	1,393	-3.7%
Fluid Technology	992	799	24.2%
Motion & Flow Control	430	388	10.8%
Intersegment eliminations	(3)	(2)	50.0%
Total Revenue	2,760	2,578	7.1%

Operating Margin:
Defense & Information Solutions	10.2%	10.1%	10	BP
Fluid Technology	12.5%	11.4%	110	BP
Motion & Flow Control	15.1%	14.2%	90	BP
Total Operating Segments	11.8%	11.1%	70	BP

Income:
Defense & Information Solutions	137	141	-2.8%
Fluid Technology	124	91	36.3%
Motion & Flow Control	65	55	18.2%
Total Segment Operating Income	326	287	13.6%

ITT Corporation Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
First Quarter of 2011 & 2010
($ Millions, except EPS and shares)

									Change	Percent Change
	Q1 2011	Q1 2011		Q1 2011	Q1 2010	Q1 2010		Q1 2010	2011 vs. 2010	2011 vs. 2010
	As Reported	Adjustments		As Adjusted	As Reported	Adjustments		As Adjusted	As Adjusted	As Adjusted

Segment Operating Income	326			326	287			287

Interest Income (Expense)	(24)	-		(24)	(22)	(1)	#C	(23)
Other Income (Expense)	(2)	-		(2)	(4)	-		(4)
Gain on sale of Assets	9	-		9	-	-		-
Corporate (Expense)	(138)	85	#A	(53)	(42)	-		(42)

Income (loss) from Continuing Operations before Tax	171	85		256	219	(1)		218

Income Tax (Expense) Benefit	(45)	(29)	#B	(74)	(75)	11	#D	(64)

Income from Continuing Operations	126	56		182	144	10		154

Diluted EPS from Continuing Operations	0.67	0.31	#E	0.98	0.78	0.05	#E	0.83	0.15	18%

#A - Transformation Costs related to planned spinoffs of defense and water businesses.
#B - Tax benefit related to Transformation Costs and deferred tax adjustment related to prior years
#C - Interest refund related to prior year tax settlement.
#D - Primarily related to a reduction of deferred tax assets associated with the U.S. Patient Protection and Affordable Care Act (the Healthcare Reform Act).

#E Diluted EPS from Continuing Operations
Transformation Costs, net of related tax benefit.		0.34				-
Deferred tax adjustment		(0.03)				-
Primarily DTA reversal medicare subsidy		-				0.05
Adjustments to EPS from Continuing Operations		0.31				0.05

ITT Corporation Non-GAAP Reconciliation
Net Cash - Operating Activities vs. Free Cash Flow
First Quarter 2011 & 2010

($ Millions)

	3M 2011	3M 2010

Net Cash - Operating Activities	20	67

Capital Expenditures	(47)	(52)

Free Cash Flow, including Transformation	(27)	15

Transformation Costs (Cash Paid)	15	-

Free Cash Flow, Excluding Transformation	(12)	15

Income from Continuing Operations	126	144

Free Cash Flow Conversion, including Transformation	-21%	10%

Non-Cash Special Items	27	11

Income from Continuing Operations, Excluding Non-Cash Special Items	153	155

Adjusted Free Cash Flow Conversion	-8%	10%

ITT Corporation
Debt Coverage Ratios 2011 & 2010
($ Millions)

	March 31, 2011	December 31, 2010

Net Debt/Net Capitalization	7.1%	6.9%
Total Debt/Total Capitalization	23.2%	23.3%

Short Term Debt	85	11
Long Term Debt	1,354	1,354
Total Debt	1,439	1,365
Cash & Cash equivalents	1,074	1,032
Net Debt	365	333

Total Shareholders' Equity	4,768	4,505
Net Debt	365	333
Net Capitalization	5,133	4,838

CONTACT:
ITT Corporation
Investors:
Thomas Scalera, +1 914-641-2030
thomas.scalera@itt.com
or
Media:
Jenny Schiavone, +1 914-641-2160
jennifer.schiavone@itt.com